                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

-----Original Message-----
From: [Personal Information Redacted]
Sent: Friday, December 01, 2006 9:12 AM
Subject: **CMBS New Issue: $2.47Bln BSCMS 2006-PWR14 <Price Guid

**BSCMS 2006-PWR14 : $2.47Bn Fixed Rate CMBS <Price Guidance>**

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley Rating
Agencies: S&P, Fitch

Collateral:
 - Loan Sellers: WF (29.6%), Principal (25.1%)
                 Prudential (23.1%), BS(18.2%), Nationwide (4.0%)
 - 250 loans / 268 properties
 - 67.5% LTV / 61.0% Balloon LTV
 - 1.53x DSCR / 1.42x DSCR after IO
 - CA 13.7%, NY 10.6%, NJ 10.3%, VA 7.4%, FL 6.4%, TX 5.7%, OH 4.3%
 - Retail  38.9%, Office 21.5%, Hotel 12.3%, MF 10.7%, Industrial 10.2%
 - Top 5 Loans:  16.9% / Top 10 Loans: 28.2%

Structure:
 CL   SIZE($MM)   S&P/FITCH      C/E       A/L     PRIN WIND  PX GUID
 A1    114.7      AAA/AAA      30.000%     3.39      1-59      S+12A
 A2    170.7      AAA/AAA      30.000%     4.95     59-60      S+21A
 A3     68.9      AAA/AAA      30.000%     6.82     82-83      S+27A
 AAB   125.1      AAA/AAA      30.000%     7.19     60-110     S+24A
 A4    950.9      AAA/AAA      30.000%     9.78    110-119     S+25A
 A1A   297.4      AAA/AAA         ***  NOT OFFERED ***
 AM    246.8      AAA/AAA      20.000%     9.89    119-119     S+28A
 AJ    222.1      AAA/AAA      11.000%     9.97    119-120     S+31A
*B      46.3      AA/AA         9.125%     9.98    120-120     S+36A
*C      24.7      AA-/AA-       8.125%     9.98    120-120     S+39A
*D      37.0      A/A           6.625%     9.98    120-120     S+43A
*E      21.6      A-/A-         5.750%     9.98    120-120     S+50A
*F      24.7      BBB+/BBB+     4.750%     9.98    120-120     S+65A
*G      24.7      BBB/BBB       3.750%     9.98    120-120     S+75A
*H      24.7      BBB-/BBB-     2.750%     9.98    120-120     S+85A
*X1    2468.1**   AAA/AAA        ~ 43  MM Proceeds         T+140@100CPY
*X2    2414.6**   AAA/AAA        ~ 81  MM Proceeds         T +70@100CPY

*  Subject to rule 144A
** Notional Balance
-  Final Pricing may be in 1/2bp increments

Expected Timing:
- Termsheet & Appendix B&C:    Delivered
- Electronic Red:              Delivered
- Hardcopy Red & Termsheet:    Delivered
- Launch & Price:              Week of December 4
- Settlement:                  December 19

Tentative Roadshow Schedule:
  - Group Conference Call:     Thurs, Nov 30 - 3:00pm (EDT)
            Replay:            (888)266-2081
            Replay Passcode:   1003811

 - Minneapolis Breakfast:      Fri, Dec 1   - 7:30am at The Marquette
Hotel
 - Chicago Lunch:              Fri, Dec 1   - Cancelled due to
Weather!!!

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

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the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these
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This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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